Exhibit 99.1

Vince Holding Corp. Reports First Quarter 2018 Results

NEW YORK, New York – June 14, 2018 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the first quarter of fiscal year 2018 ended May 5, 2018.

Highlights for the first quarter ended May 5, 2018:

•	Direct-to-Consumer sales increased 14.9%; comparable sales grew 12.3%
•	Gross margin rate increased 270 basis points to 46.8%
•	Operating loss improved $3.8 million to $4.4 million from $8.2 million
•	Net loss was $5.6 million or $0.49 per share compared to a net loss of $9.3 million or $1.88 per share

Brendan Hoffman, Chief Executive Officer, commented, “We were pleased with the strong response to our women’s and men’s product assortments in the first quarter which drove a double digit comparable sales increase in our full price stores, and more than 25% growth in our eCommerce business. In addition, we are highly encouraged by our three recent store openings, all of which are exceeding our sales expectations.  In the wholesale channel, we saw better than expected performance at both Nordstrom and Neiman Marcus as well as strong sell-through across all accounts, indicating a favorable response to our product offering. Sales in our wholesale segment declined, consistent with our expectations, primarily as the result of our planned reduction in partners in this channel. Given our increased confidence and visibility in the business, we have reinstituted annual guidance. With the building enthusiasm for our brand, we are more confident than ever that we are on the right path to delivering consistent profitable growth over the long term.”

For the first quarter ended May 5, 2018:

•

Net sales decreased 6.1% to $54.5 million compared to $58.0 million in the first quarter of fiscal 2017. Wholesale segment sales decreased 19.5% to $28.5 million, in line with expectations, as compared to the same period last year primarily due to the planned reduction in full-price wholesale partners. Direct-to-consumer segment sales increased 14.9% to $26.0 million compared to the first quarter of fiscal 2017. Comparable sales increased 12.3%, including e-commerce sales, primarily due to an increase in transactions.

•

Gross profit was $25.5 million, or 46.8% of net sales, compared to gross profit of $25.6 million, or 44.1% of net sales, in the first quarter of fiscal 2017. The 270 basis point increase in gross margin rate was largely due to lower sales allowances in the wholesale channel and a favorable shift in channel mix, partially offset by the unfavorable impact of adjustments to inventory reserves.

•

Selling, general, and administrative expenses were $29.9 million, or 54.8% of sales, compared to $33.8 million, or 58.2% of sales, in the first quarter of fiscal 2017. The decline in SG&A dollars was primarily the result of lower product development costs and the non-recurrence of investments made last year related to the remediation and optimization of the systems implemented during fiscal 2016.

•	Operating loss was $4.4 million, compared to an operating loss of $8.2 million for the first quarter of fiscal 2017.

•	Net loss was $5.6 million or $0.49 per share compared to a net loss of $9.3 million or $1.88 per share.

•	The Company ended the quarter with 57 company-operated stores, a net increase of three stores since the first quarter of fiscal 2017.

Balance Sheet

The Company ended the first quarter of fiscal 2018 with $5.2 million in cash and cash equivalents and $50.6 million of borrowings under its debt agreements.  The Company decreased borrowings under its debt agreements since the same period last year by $15.5 million, primarily due to $14.0 million of payments to the term loan facility.

Net inventory at the end of the first quarter of fiscal 2018 was $49.4 million compared to $32.2 million at the end of the first quarter of fiscal 2017. The increase in net inventory was primarily due to a change in the timing of shipments to the off-price wholesale channel, growth of the replenishment program, and the reinstatement of the Company’s summer collection.

Capital expenditures for the first quarter of fiscal 2018 totaled approximately $0.3 million.

Fiscal 2018 Outlook

For fiscal 2018 the Company expects:

•	Net sales to be between $273 million and $280 million. This compares to net sales of $272.6 million in fiscal 2017.
•

Operating income to be between $3 million and $6 million.  This compares to reported operating loss of $18.3 million in fiscal 2017 which includes a $5.1 million non-cash asset impairment charge related to property and equipment of certain retail stores.

2018 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 14, 2018, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 1985467. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, shoes, handbags, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of June 14, 2018, the Company operated 44 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. The Company is headquartered in New York and operates a design studio in Los Angeles.  Please visit www.vince.com for more information.  This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2018 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and  are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; further impairment of our goodwill and indefinite-lived intangible assets; our ability to realize the benefits of our recently announced strategic initiatives; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to ensure the proper operation of the distribution facility by a third-party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; effect of the U.S. federal income tax law reform; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described in our Annual Report on Form 10-K under “Item 1A—Risk Factors.” We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended
	May 5,	April 29,
	2018	2017
Net sales	$54,514	$58,045
Cost of products sold	28,978	32,454
Gross profit	25,536	25,591
as a % of net sales	46.8%	44.1%
Selling, general and administrative expenses	29,900	33,784
as a % of net sales	54.8%	58.2%
Loss from operations	(4,364)	(8,193)
as a % of net sales	(8.0)%	(14.1)%
Interest expense, net	1,289	1,044
Other (income) expense, net	(64)	1
Loss before income taxes	(5,589)	(9,238)
Provision for income taxes	48	52
Net loss	$(5,637)	$(9,290)
Loss per share:
Basic loss per share	$(0.49)	$(1.88)
Diluted loss per share	$(0.49)	$(1.88)
Weighted average shares outstanding:
Basic	11,616,500	4,942,825
Diluted	11,616,500	4,942,825

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	May 5,	February 3,	April 29,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,228	$5,372	$15,391
Trade receivables, net	12,764	20,760	20,292
Inventories, net	49,360	48,921	32,213
Prepaid expenses and other current assets	7,517	6,521	2,868
Total current assets	74,869	81,574	70,764
Property and equipment, net	29,966	31,608	42,017
Intangible assets, net	76,949	77,099	77,548
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	2,738	2,818	2,518
Total assets	$225,957	$234,534	$234,282

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$20,149	$22,556	$25,016
Accrued salaries and employee benefits	4,003	6,715	2,671
Other accrued expenses	9,288	7,906	10,739
Current portion of long-term debt	8,000	8,000	—
Total current liabilities	41,440	45,177	38,426
Long-term debt	41,600	40,682	64,395
Deferred rent	15,316	15,633	16,670
Other liabilities	58,273	58,273	137,830
Stockholders' equity (deficit)	69,328	74,769	(23,039)
Total liabilities and stockholders' equity	$225,957	$234,534	$234,282